Exhibit 99.2

Susan B. Railey
For shareholders and securities brokers
(301) 255-4740
James T. Pastore
For news media
(202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE Declares Preferred Dividend Payment for 1st Quarter 2005

ROCKVILLE, MD, March 3, 2005 – CRIIMI MAE Inc. (NYSE:CMM) today announced that the Board of Directors has declared the first quarter dividend on its Series B Preferred Stock.  Holders of record of Series B Preferred Stock on March 18, 2005 will receive $0.68 per share on March 31, 2005.

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT.  CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.

For further information, shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail srailey@criimi.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com

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